Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 16, 2020, with respect to the consolidated balance sheet of Groundfloor Finance, Inc. and Subsidiaries as of December 31, 2019 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, which appears in the accompanying Form 1-A of Groundfloor Finance, Inc and Subsidiaries.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 3, 2020